Exhibit 99.1
Contact: Lisa Aston Investor Relations 210.308.1222 laston@usfunds.com

For Immediate Release

U.S. Global Investors Reports 23% Year-Over-Year Growth in Operating Revenue for Fiscal Year 2017
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SAN ANTONIO–September 12, 2017– U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $513,000, or $(0.03) per share, on operating revenues of $6.8 million for the fiscal year ended June 30, 2017. In comparison, for the previous fiscal year, U.S. Global Investors recorded a net loss of $3.7 million, or $(0.24) per share, on operating revenues of $5.5 million. The three factors that most impacted the reduction in net loss were an increase in revenues due to higher average assets under management, a decrease in compensation expense due to fewer employees, and lower general and administrative expenses than the previous year, partly due to one-time transition costs in the prior year.
The operating revenue of $6.8 million for fiscal year 2017 was a 23 percent increase over the prior year, when the company reported operating revenue of $5.5 million. This increase was mainly due to an increase in assets under management due to market appreciation in the gold funds. In addition, operating expenses decreased 21 percent year-over-year. Operating expenses for fiscal year 2017 were $7.6 million compared to $9.7 million for fiscal year 2016. The decrease in expenses is primarily due to outsourcing of certain functions to other providers, resulting in fewer employees, as well as nonrecurring transition costs included in the prior year’s expenses.
Average assets under management for the fiscal year ended June 30, 2017 were $843 million compared to $744 million for the fiscal year ended June 30, 2016, an increase of 13 percent. As of June 30, 2017, total assets under management were $760 million, compared to $883 million as of June 30, 2016.
The company estimates that it would have needed an additional $55 million in equity funds to break even for the year.
Strategy for Growth in Disruptive Markets

Frank Holmes, CEO and chief investment officer of U.S. Global Investors, comments, “Average assets under management in our gold funds, a key driver of the company’s revenue, increased substantially over the last fiscal year. However, gold began to stall beginning in the fall of 2016, as investors awaited the results of the U.S. presidential election and the Federal Reserve started raising rates.”

Holmes continues, “Our gold and natural resources funds were affected by external events March through June of 2017. A major disruption occurred when the largest junior gold miner ETF reorganized its index methodology, triggering a wave of price weakness throughout the junior gold mining stocks universe. The ETF’s holdings in many of the junior miners were approaching 20 percent of the mining companies’ outstanding shares, so the ETF managers chose to downsize the ETF’s weights in existing holdings and reinvest the proceeds in more mid-tiered gold producers. The collateral damage of this $3 billion trade was felt throughout small- and mid-cap resource companies globally, including our gold and resource funds.”

Holmes also comments, “I believe that with every negative event, there is also an opportunity for a positive. We are thrilled that we were able to bring our latest gold ETF to the marketplace. The U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) launched in June, allowing us to bring our longstanding expertise in gold mining investment to an ETF product. Thousands of hours of research went into developing the robust, per share fundamental factors that shape the quantamental methodology of our U.S. Global GO GOLD and Precious Metal Miners Index (GOAUX). I encourage you to visit http://www.usglobalindex.com/ to view how this quantamental approach outperforms a gold index that is based on market capitalization alone.”
Continued Strong Balance Sheet
As of June 30, 2017, the Company had net working capital of approximately $16.3 million. Cash and cash equivalents totaled $4.0 million, and marketable securities totaled $13.1 million as of the end of the quarter. In addition, the Company has had no long-term debt since 2004 and owns its headquarters building.
U.S. Global Continues GROW Dividends
The Company has also continued to pay monthly dividends for more than 10 years. A monthly dividend of $0.0025 per share is authorized through September 2017. The latest record date was September 11, and the payment date will be September 25. The continuation of future cash dividends will be reviewed by the board of directors quarterly.
Share Repurchase Program
U.S. Global Investors has continued purchasing its outstanding stock. For the three months ended June 30, 2017, the Company repurchased 12,205 class A shares using cash of $17,000. The share repurchase plan was renewed for calendar year 2017 but may be suspended or discontinued at any time. Frank Holmes is purchasing shares pursuant to a Rule 10b-18 plan along with the Company repurchase program.
Earnings Webcast Information
The Company has scheduled a webcast for 4:00 p.m. Central time on Tuesday, September 12, 2017, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president, general counsel and chief compliance officer; and Lisa Callicotte, chief financial officer. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected financial data for fiscal year: (dollars in thousands, except per share data)
	2017	2016
Operating Revenues	$6,763	$5,505
Operating Expenses	7,636	9,681
Operating Loss	(873)	(4,176)
Total Other Income	346	485
Income Tax Expense (Benefit)	17	(6)
Loss from Continuing Operations	(544)	(3,685)
Loss from Discontinued Operations, Net of $0 Tax Benefit of Distributor	-	(18)
Net Loss	(544)	(3,703)
Less: Net Loss Attributable to Non-Controlling Interest	(31)	(28)
Net Loss Attributable to U.S. Global Investors	$(513)	$(3,675)
Loss per share (basic and diluted)	$(0.03)	$(0.24)

Avg. common shares outstanding (basic)	15,212,008	15,294,893
Avg. common shares outstanding (diluted)	15,212,008	15,294,893

Avg. assets under management (millions)	$843	$744
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About U.S. Global Investors, Inc.
The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.